Exhibit 99.1

BRIGHTVIEW REPORTS THIRD QUARTER FISCAL 2023 RESULTS

•
Total revenue increased 2.5% year-over-year to $766.0 million.
•
Net income increased 55.6% year-over-year to $16.8 million; reflects 80-basis point expansion in Net income margin.
•
Adjusted EBITDA increased 8.0% to $101.8 million; Adjusted EBITDA margin expansion of 70-basis points.
•
Year-to-date net cash provided by operating activities of $89.3 million, an increase of $23.6 million or 35.9%
•
Year-to-date free cash inflow of $38.2 million, an increase of $55.2 million compared to an outflow of $17.0 million in the prior year.

Company Provides Fourth Quarter and Full Year Fiscal 2023 Guidance

•
Fourth Quarter Total Revenue of $730 - $750 million, and Adjusted EBITDA of $98 - $102 million.
•
Full Year Total Revenue of $2.80 - $2.82 billion, and Adjusted EBITDA of $295 - $300 million.

Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net (loss) income, its corresponding GAAP measure, because the GAAP measure that is excluded from its non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable & potentially significant impact on its future GAAP financial results.

BLUE BELL, PA, August 3, 2023 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the third quarter ended June 30, 2023.

“I am pleased to report solid third quarter results that reflect topline growth with meaningful margin expansion and continued improvement in our free cash flow,” said Jim Abrahamson, BrightView’s Interim President, and Chief Executive Officer. “During the quarter we realized initial returns from Project Accelerate and expanded our strategic initiatives to include additional opportunities that can ultimately drive value creation and shareholder return. Across BrightView, there is a renewed focus on operational excellence and our strategy to achieve long-term success.”

Fiscal 2023 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions, except per share figures)	2023	2022	Change	2023	2022	Change
Revenue	$766.0	$747.4	2.5%	$2,072.3	$2,051.2	1.0%
Net Income (Loss)	$16.8	$10.8	55.6%	$(24.1)	$(1.3)	NM
Net Income (Loss) Margin	2.2%	1.4%	80 bps	(1.2%)	(0.1%)	(110) bps
Adjusted EBITDA	$101.8	$94.3	8.0%	$197.1	$196.6	0.3%
Adjusted EBITDA Margin	13.3%	12.6%	70 bps	9.5%	9.6%	(10) bps
Adjusted Net Income	$41.4	$39.8	4.0%	$33.5	$66.4	(49.5%)
Basic Income (Loss) per Share	$0.18	$0.12	50.0%	$(0.26)	$(0.01)	NM
Adjusted Earnings per Share	$0.44	$0.43	2.3%	$0.36	$0.65	(44.6%)
Weighted average number of common shares outstanding	93.5	93.2	0.3%	93.4	102.7	(9.1%)

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

For the third quarter of fiscal 2023, total revenue increased 2.5% to $766.0 million driven by an increase of $17.0 million in Development Services, or 2.3% of the total increase year-over-year and an increase of $6.4 million in Maintenance Land growth, or 0.9% of the total increase year-over-year. These increases were partially offset by a $3.6 million decrease in snow removal services organic revenue year-over-year.

Fiscal 3Q23 - Total Revenue

$747.4
$(1.1)
$(3.6)
$7.5 1
$17.0
$766.0
3Q22
Commercial Landscaping
Snow Removal
Maintenance Acquisitions
Development Services
3Q23
Maintenance Services Segment
Development Services Segment

Figures are in $ millions, totals may not sum due to intercompany eliminations

[1]*Landscape Services $7.5M*

For the nine months ended June 30, 2023, total revenue increased 1.0% to $2,072.3 million driven by $55.9 million revenue contribution from acquired businesses, or 2.7% of the total increase year-over-year and an increase of $10.6 million in Maintenance Land organic growth, or 0.5% of the total increase year-over-year. These increases were partially offset by a decrease of $62.8 million in snow removal services organic revenues year-over-year associated with the lower snowfall in the period.

Fiscal 9M23 - Total Revenue

$2,051.2
$10.6
$(62.8)
$44.5 [1]
$21.1
$11.4
$2,072.3
9M22
Commercial Landscaping
Snow Removal
Maintenance Acquisitions
Development Services
Development Acquisitions
9M23
Maintenance Services Segment
Development Services Segment

Figures are in $ millions, totals may not sum due to intercompany eliminations

[1]Landscape Services $28.9M, Snow Removal $15.6M

Fiscal 2023 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2023	2022	Change	2023	2022	Change
Landscape Maintenance	$555.3	$548.9	1.2%	$1,335.8	$1,296.3	3.0%
Snow Removal	$9.3	$12.9	(27.9%)	$209.9	$257.1	(18.4%)
Total Revenue	$564.6	$561.8	0.5%	$1,545.7	$1,553.4	(0.5%)
Adjusted EBITDA	$94.0	$89.2	5.4%	$196.2	$197.4	(0.6%)
Adjusted EBITDA Margin	16.6%	15.9%	70 bps	12.7%	12.7%	0 bps
Capital Expenditures	$9.3	$18.5	(49.7%)	$46.0	$67.4	(31.8%)

For the third quarter of fiscal 2023, revenue in the Maintenance Services Segment increased by $2.8 million, or 0.5%, from the 2022 period. The increase was driven by $7.5 million contribution from acquired businesses. Partially offsetting this was a decrease of $3.6 million in snow removal services and a decrease of $1.1 million in underlying commercial landscape services.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended June 30, 2023 increased by $4.8 million to $94.0 million from $89.2 million in the 2022 period. Segment Adjusted EBITDA Margin increased 70 basis points, to 16.6%, in the three months ended June 30, 2023, from 15.9% in the 2022 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were driven by disciplined management of labor costs in underlying commercial landscape services, coupled with lower fuel costs and savings from cost management initiatives, partially offset by the decrease in snow removal services revenue discussed above.

For the nine months ended June 30, 2023, Maintenance Services net service revenues decreased by $7.7 million, or 0.5%, from the 2022 period. The decrease was driven by a decrease of $47.2 million in snow removal services due to lower snowfall, net of $15.6 million from acquired businesses. Partially offsetting this was a $39.5 million increase in landscape services revenue consisting of a $28.9 million contribution from acquired businesses and an increase of $10.6 million, or 0.8%, in underlying commercial landscape services underpinned by contract services growth and to a lesser extent ancillary services growth.

Adjusted EBITDA for the Maintenance Services Segment for the nine months ended June 30, 2023 decreased by $1.2 million to $196.2 million from $197.4 million in the 2022 period. Segment Adjusted EBITDA Margin was 12.7% in each of the nine months ended June 30, 2023 and 2022. The decrease in Segment Adjusted EBITDA was driven by the decrease in snow removal services revenues described above, partially offset by increases in revenues from underlying commercial landscape services and acquisitions discussed above.

Development Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2023	2022	Change	2023	2022	Change
Revenue	$203.4	$186.4	9.1%	$533.3	$500.8	6.5%
Adjusted EBITDA	$24.1	$20.9	15.3%	$53.6	$48.2	11.2%
Adjusted EBITDA Margin	11.8%	11.2%	60 bps	10.1%	9.6%	50 bps
Capital Expenditures	$2.5	$2.8	(10.7%)	$7.2	$10.9	(33.9%)

For the third quarter of fiscal 2023, revenue in the Development Services Segment increased by $17.0 million, or 9.1%, compared to the prior year. The increase was principally driven by an increase in Development Services project volumes of $17.0 million.

Adjusted EBITDA for the Development Services Segment for the three months ended June 30, 2023 increased $3.2 million, to $24.1 million, compared to the 2022 period. Segment Adjusted EBITDA Margin increased 60 basis points, to 11.8% for the quarter from 11.2% in the prior year. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in project volumes described above, partially offset by increased labor and materials costs attributable to the mix of projects relative to the prior year.

For the nine months ended June 30, 2023, revenue in the Development Services Segment increased $32.5 million, or 6.5%, compared to the 2022 period. The increase was principally driven by an increase of $21.1 million due to additional project volumes combined with an $11.4 million revenue contribution from acquired businesses.

Adjusted EBITDA for the Development Services Segment for the nine months ended June 30, 2023 increased $5.4 million, to $53.6 million in the prior year. Segment Adjusted EBITDA Margin increased 50 basis points, to 10.1% for the period from 9.6% in the 2022 period. Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin increased principally due to the increase in revenues described above coupled with disciplined management of materials costs.

Total BrightView Cash Flow Metrics
	Nine Months Ended June 30,
($ in millions)	2023	2022	Change
Net Cash Provided by Operating Activities	$89.3	$65.7	35.9%
Free Cash Flow	$38.2	$(17.0)	(324.7%)
Capital Expenditures	$57.9	$88.1	(34.3%)

Net cash provided by operating activities for the nine months ended June 30, 2023 increased $23.6 million, to $89.3 million, from $65.7 million in the 2022 period. This increase was due to a decrease in cash used by accounts payable and other operating liabilities and an increase in cash provided by other operating assets. This was partially offset by an increase in cash used by accounts receivable and a decrease in the cash provided by unbilled and deferred revenue.

Free Cash Flow increased $55.2 million to an inflow of $38.2 million for the nine months ended June 30, 2023 from an outflow of $17.0 million in the prior year. The increase in Free Cash Flow was due to an increase in net cash provided by operating activities, as described above, coupled with a decrease in cash used for capital expenditures, as described below.

For the nine months ended June 30, 2023, capital expenditures were $57.9 million, compared with $88.1 million in the prior year. The Company also generated proceeds from the sale of property and equipment of $6.8 million and $5.4 million during the nine months ended June 30, 2023 and 2022, respectively. Net of the proceeds from the sale of property and equipment, net capital expenditures represented 2.5% of revenue in the nine months ended June 30, 2023, a decrease of 150 bps compared to 4.0% for the nine months ended June 30, 2022.

Total BrightView Balance Sheet Metrics
($ in millions)	June 30, 2023	March 31, 2023	September 30, 2022
Long-term debt, net	$1,336.2	$1,344.9	$1,330.7
Total Financial Debt[1]	$1,404.3	$1,409.3	$1,395.0
Minus:
Total Cash & Equivalents	9.6	11.0	20.1
Total Net Financial Debt[2]	$1,394.7	$1,398.3	$1,374.9
Total Net Financial Debt to Adjusted EBITDA ratio[3]	4.8x	5.0x	4.8x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of June 30, 2023, the Company’s Total Net Financial Debt was $1,394.7 million, a decrease of $3.6 million compared to $1,398.3 as of March 31, 2023. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 4.8x and 5.0x as of June 30, 2023 and March 31, 2023, respectively.

Conference Call Information

A conference call to discuss the third quarter fiscal 2023 financial results is scheduled for August 3, 2023, at 10 a.m. ET. The U.S. toll free dial-in for the conference call is (833) 470-1428 and the international dial-in is +1 (404) 975-4839. The Conference ID is 406230. A live audio webcast of the conference call will be available on the Company’s investor website www.Investor.Brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. ET on August 10, 2023. To access the recording, dial (866) 813-9403 (Conference ID 986902).

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our fourth quarter and full year fiscal 2023 guidance and other statements related to our goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative variations of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which are subject to risks, uncertainties, assumptions, changes in circumstances or other factors outside of the Company’s control that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: general business, economic and financial conditions; higher operational and supply costs and expenses due to inflation, and our inability to pass higher costs and expenses onto our customers through price increases; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; increases in prices for raw materials, labor and fuel caused by rising inflation or otherwise; disruptions in our supply chain and changes in our ability to source adequate supplies and materials in a timely manner; the duration and extent of the novel coronavirus (COVID-19) pandemic and its resurgence, and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, including possible additional or reinstated restrictions as a result of a resurgence of the pandemic; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain or hire our executive management and other key personnel; our ability to attract and retain field and hourly employees, trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; our ability to pursue and achieve our environmental, social and corporate governance (ESG) focus area goals and targets and the possibility that complying with ESG standards and meeting our goals may be significantly more costly than anticipated; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our ability to adequately protect our intellectual property; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; any future sales, or the perception of future sales, by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR BrightView Aggregator L.P., which holds approximately 54% of our shares as of June 30, 2023, to exert significant influence over us; occurrence of natural disasters, terrorist attacks, geopolitical events, hostilities or other external events; changes in generally accepted accounting principles in the United States; and costs and requirements imposed as a result of maintaining compliance with the requirement of being a public company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2022, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at

www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net (loss) income before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
BrightView Holdings, Inc.	David Freireich, VP of Communications & Public Affairs
IR@BrightView.com	484.567.7244
David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	June 30, 2023	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$9.6	$20.1
Accounts receivable, net	445.7	397.6
Unbilled revenue	138.2	130.2
Other current assets	93.2	129.2
Total current assets	686.7	677.1
Property and equipment, net	330.7	328.3
Intangible assets, net	143.0	174.3
Goodwill	2,021.5	2,008.8
Operating lease assets	84.8	81.6
Other assets	53.0	35.4
Total assets	$3,319.7	$3,305.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$144.8	$151.2
Current portion of long-term debt	12.0	12.0
Deferred revenue	79.4	59.3
Current portion of self-insurance reserves	52.6	45.6
Accrued expenses and other current liabilities	200.3	193.5
Current portion of operating lease liabilities	27.3	26.8
Total current liabilities	516.4	488.4
Long-term debt, net	1,336.2	1,330.7
Deferred tax liabilities	50.5	68.6
Self-insurance reserves	95.6	101.1
Long-term operating lease liabilities	63.8	61.3
Other liabilities	36.8	38.6
Total liabilities	2,099.3	2,088.7
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2023 and September 30, 2022	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 106,300,000 and 105,700,000 shares issued and 93,400,000 and 93,000,000 shares outstanding as of June 30, 2023 and September 30, 2022, respectively	1.1	1.1
Treasury stock, at cost; 12,900,000 and 12,700,000 shares as of June 30, 2023 and September 30, 2022, respectively	(169.5)	(168.2)
Additional paid-in capital	1,526.7	1,509.5
Accumulated deficit	(151.7)	(127.6)
Accumulated other comprehensive income	13.8	2.0
Total stockholders’ equity	1,220.4	1,216.8
Total liabilities and stockholders’ equity	$3,319.7	$3,305.5

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
(in millions)*
Net service revenues	$766.0	$747.4	$2,072.3	$2,051.2
Cost of services provided	567.4	558.2	1,579.0	1,565.0
Gross profit	198.6	189.2	493.3	486.2
Selling, general and administrative expense	136.6	131.3	413.0	399.5
Amortization expense	10.8	13.2	33.7	38.7
Income from operations	51.2	44.7	46.6	48.0
Other (income) expense	(0.6)	14.6	(2.1)	15.1
Interest expense	27.4	14.8	78.3	34.5
Income (loss) before income taxes	24.4	15.3	(29.6)	(1.6)
Income tax expense (benefit)	7.6	4.5	(5.5)	(0.3)
Net income (loss)	$16.8	$10.8	$(24.1)	$(1.3)
Earnings (loss) per share:
Basic and diluted earnings (loss) per share	$0.18	$0.12	$(0.26)	$(0.01)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
(in millions)*
Maintenance Services	$564.6	$561.8	$1,545.7	$1,553.4
Development Services	203.4	186.4	533.3	500.8
Eliminations	(2.0)	(0.8)	(6.7)	(3.0)
Net Service Revenues	$766.0	$747.4	$2,072.3	$2,051.2
Maintenance Services	$94.0	$89.2	$196.2	$197.4
Development Services	24.1	20.9	53.6	48.2
Corporate	(16.3)	(15.8)	(52.7)	(49.0)
Adjusted EBITDA	$101.8	$94.3	$197.1	$196.6
Maintenance Services	$9.3	$18.5	$46.0	$67.4
Development Services	2.5	2.8	7.2	10.9
Corporate	3.4	2.6	4.7	9.8
Capital Expenditures	$15.2	$23.9	$57.9	$88.1

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended June 30,
	2023	2022
(in millions)*
Cash flows from operating activities:
Net (loss)	$(24.1)	$(1.3)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	80.9	71.5
Amortization of intangible assets	33.7	38.7
Amortization of financing costs and original issue discount	2.7	2.8
Loss on debt extinguishment	—	12.6
Deferred taxes	(23.0)	(12.7)
Equity-based compensation	15.7	14.0
Realized (gain) loss on hedges	(6.9)	0.2
Other non-cash activities, net	0.1	(2.5)
Change in operating assets and liabilities:
Accounts receivable	(53.3)	(28.8)
Unbilled and deferred revenue	11.0	16.0
Other operating assets	17.3	(7.6)
Accounts payable and other operating liabilities	35.2	(37.2)
Net cash provided by operating activities	89.3	65.7
Cash flows from investing activities:
Purchase of property and equipment	(57.9)	(88.1)
Proceeds from sale of property and equipment	6.8	5.4
Business acquisitions, net of cash acquired	(13.8)	(89.4)
Other investing activities, net	1.9	—
Net cash (used) by investing activities	(63.0)	(172.1)
Cash flows from financing activities:
Repayments of finance lease obligations	(20.9)	(18.1)
Repayments of term loan	(9.0)	(1,003.3)
Repayments of receivables financing agreement	(448.0)	(203.0)
Repayments of revolving credit facility	(33.5)	(165.0)
Proceeds from term loan, net of issuance costs	—	1,180.1
Proceeds from receivables financing agreement, net of issuance costs	460.0	223.7
Proceeds from revolving credit facility	33.5	165.0
Debt issuance costs	—	(4.6)
Proceeds from issuance of common stock, net of share issuance costs	1.0	1.3
Repurchase of common stock and distributions	(1.3)	(163.7)
Contingent business acquisition payments	(18.5)	—
Other financing activities, net	(0.1)	(3.4)
Net cash (used) provided by financing activities	(36.8)	9.0
Net change in cash and cash equivalents	(10.5)	(97.4)
Cash and cash equivalents, beginning of period	20.1	123.7
Cash and cash equivalents, end of period	$9.6	$26.3
Supplemental Cash Flow Information:
Cash (received) paid for income taxes, net	$(18.4)	$16.5
Cash paid for interest	$62.9	$31.1

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2023	2022	2023	2022
Adjusted EBITDA
Net income (loss)	$16.8	$10.8	$(24.1)	$(1.3)
Plus:
Interest expense, net	27.4	14.8	78.3	34.5
Income tax expense (benefit)	7.6	4.5	(5.5)	(0.3)
Depreciation expense	26.4	25.7	80.9	71.5
Amortization expense	10.8	13.2	33.7	38.7
Business transformation and integration costs (a)	8.9	4.3	17.5	12.7
Offering-related expenses (b)	—	0.1	—	0.1
Equity-based compensation (c)	3.9	4.8	15.9	14.2
COVID-19 related expenses (d)	—	3.5	0.4	13.9
Debt extinguishment (e)	—	12.6	—	12.6
Adjusted EBITDA	$101.8	$94.3	$197.1	$196.6
Adjusted Net Income
Net income (loss)	$16.8	$10.8	$(24.1)	$(1.3)
Plus:
Amortization expense	10.8	13.2	33.7	38.7
Business transformation and integration costs (a)	8.9	4.3	17.5	12.7
Offering-related expenses (b)	—	0.1	—	0.1
Equity-based compensation (c)	3.9	4.8	15.9	14.2
COVID-19 related expenses (d)	—	3.5	0.4	13.9
Debt extinguishment (e)	—	12.6	—	12.6
Income tax adjustment (f)	1.0	(9.5)	(9.9)	(24.5)
Adjusted Net Income	$41.4	$39.8	$33.5	$66.4
Free Cash Flow
Cash flows provided by operating activities	$34.3	$23.4	$89.3	$65.7
Minus:
Capital expenditures	15.2	23.9	57.9	88.1
Plus:
Proceeds from sale of property and equipment	3.2	2.8	6.8	5.4
Free Cash Flow	$22.3	$2.3	$38.2	$(17.0)

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2023	2022	2023	2022
Severance and related costs	$4.1	$0.6	$6.0	$0.9
Business integration (g)	2.8	0.3	5.3	4.8
IT infrastructure, transformation, and other (h)	2.0	3.4	6.2	7.0
Business transformation and integration costs	$8.9	$4.3	$17.5	$12.7

(b)
Represents transaction related expenses incurred for IPO related litigation and completed or contemplated subsequent registration statements.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment and cleaning and supply purchases, and other.
(e)
Represents losses on the extinguishment of debt related to Amendment No. 6 to the Credit Agreement and includes the write-off of deferred finance fees and original issue discount.
(f)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax expense (benefit). The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2023	2022	2023	2022
Tax impact of pre-tax income adjustments	$(2.0)	$9.7	$10.8	$24.7
Discrete tax items	1.0	(0.2)	(0.9)	(0.2)
Income tax adjustment	$(1.0)	$9.5	$9.9	$24.5

(g)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(h)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	June 30, 2023	March 31, 2023	September 30, 2022
Long-term debt, net	$1,336.2	$1,344.9	$1,330.7
Plus:
Current portion of long-term debt	12.0	12.0	12.0
Financing costs, net	9.4	9.7	10.6
Present value of net minimum payment - finance lease obligations (i)	46.7	42.7	41.7
Total Financial Debt	1,404.3	1,409.3	1,395.0
Less: Cash and cash equivalents	(9.6)	(11.0)	(20.1)
Total Net Financial Debt	$1,394.7	$1,398.3	$1,374.9
Total Net Financial Debt to Adjusted EBITDA ratio	4.8x	5.0x	4.8x

(i)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.